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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the captions "Experts" and "Premier Selected Financial Data" in Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Premier Laser Systems, Inc. for the registration of shares of its Class A Common Stock and options to purchase shares of its Class A Common Stock and to the incorporation by reference therein of our report dated May 1, 1997, with respect to the consolidated financial statements and schedule of Premier Laser Systems, Inc. included in its Annual Report on Form 10-K, as amended, for the year ended March 31, 1997, filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP

Orange County, California
August 6, 1997